UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2015

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 30, 2015, as part of the annual meeting of stockholders of Inland Real Estate Corporation, a Maryland corporation (the “Company”), the Company held a stockholder vote on Proposals 1, 2 and 3 as described in the Company's Notice of Annual Meeting of Stockholders and Proxy Statement filed with the Securities and Exchange Commission on April 30, 2015. As of the record date on April 29, 2015, a total of 100,437,033 shares of the Company's common stock were outstanding and entitled to vote. A total of 90,729,241 shares of the Company's common stock were present in person or by proxy at the annual meeting, representing approximately 90.33% of the outstanding shares of the Company's common stock entitled to vote.
The stockholders elected the nine nominees named below to serve as directors until the next annual meeting of stockholders.  The final results of the election of directors were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes

Thomas P. D'Arcy	75,547,097	2,479,800	250,838	12,451,506
Daniel L. Goodwin	76,815,302	1,388,508	73,925	12,451,506
Joel G. Herter	76,402,049	1,796,272	79,414	12,451,506
Heidi N. Lawton	76,221,542	1,857,842	198,351	12,451,506
Thomas H. McAuley	76,658,926	1,361,036	257,773	12,451,506
Thomas R. McWilliams	67,939,944	10,253,185	84,606	12,451,506
Meredith W. Mendes	76,889,561	1,299,347	88,827	12,451,506
Joel D. Simmons	70,225,819	7,974,029	77,887	12,451,506
Mark E. Zalatoris	77,358,687	845,730	73,318	12,451,506
In addition to electing directors, the stockholders ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.  Stockholders cast 87,944,514 votes for ratifying the appointment and 2,699,711 votes against ratifying the appointment.   Stockholders abstained from casting 85,016 votes on the ratification of the appointment of KPMG LLP, and there were no broker non-votes.
Stockholders also voted in favor of a non-binding advisory resolution approving the Company's compensation of its named executive officers.  Stockholders cast 76,959,522 votes in favor of the resolution and 1,057,258 against the resolution.  There were 260,955 abstentions and 12,451,506 broker non-votes on this proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: July 1, 2015	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer